EXHIBIT 23.1

Independent Auditors’ Consent

We consent to the use in this registration statement on Form S-4 of Provant, Inc. of our report dated October 14, 2002, with respect to the consolidated balance sheets of Provant, Inc. as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, and all related financial statement schedules. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

Our report dated October 14, 2002 contains an explanatory paragraph that states that the Company is in default on amounts outstanding under its credit facility, has a working capital deficit and has incurred losses from operations in 2002, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/    KPMG LLP

Boston, Massachusetts
November 1, 2002